Exhibit 99.1

For More Information, Contact:

Neil Lansing, Chief Financial Officer	Felicia Vonella
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(610) 239-8850	(212) 843-0210
nlansing@auxilium.com	fvonella@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces Third Quarter 2004

Financial Results

Revenue Growth Driven By Increased Sales and Gel Market Share of Testim®1%

NORRISTOWN, PA (November 2, 2004) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company that develops and markets products for urologic and sexual health, today reported financial results for its quarter ended September 30, 2004. For the third quarter of 2004, Testim net sales totaled $7.2 million compared to $2.9 million in net sales for the third quarter of 2003. For the nine months ended September 30, 2004, Testim net sales totaled $19.4 million, compared to net sales of $4.5 million for the nine months ended September 30, 2003.

“The third quarter of 2004 was important to the Company from both a strategic and operational perspective,” stated Ms. Gerri Henwood, Chairman and Chief Executive Officer. “We successfully completed our initial public offering, we initiated planning for the treatment of Peyronie’s Disease, we made progress on our development pipeline, we expanded Testim revenues and market share and we believe we strengthened the organization operationally by adding new executives. I’m very pleased with the progress we’ve made in this reporting quarter.”

Select Third Quarter 2004 Highlights:

•	Completion of the Company’s initial public offering on July 28th. The Company raised $36.5 million in net proceeds. Cash and cash equivalents balance at the end of the quarter was $50.9 million.

•	Initiation of development and manufacturing planning for AA4500 for the treatment of Peyronie’s and other diseases.

•	Testim revenues reached $7.2 million and increased 147% over levels recorded at this time in 2003 and 8.1% over levels in the preceding quarter. Testim’s market share increased and for the month of September 2004 was at 10.7% of total testosterone gel prescriptions and 11.2% of total new testosterone gel prescriptions.

•	Testim received marketing approval in three European Union countries in the third quarter bringing the total number of marketing approvals outside the United States to four. We anticipate marketing approvals in 11 additional European countries will be received once local administrative procedures to finalize the packaging text are completed. To date, Testim has received scientific approval in 15 countries outside the United States.

•	Successful completion of a Phase IV study in 151 hypogonadal men which demonstrated that 47% of patients who were non-responders to AndroGel® 5 g responded to Testim 5 g satisfactorily without need for a dose increase. The study also showed that patients treated with Testim had significantly greater improvement in their overall satisfaction with their sex life and significantly improved erections than did patients who remained on AndroGel® therapy.

•	Development, through Phase I repeated dosing stage, of a prototype once-a-day transmucosal film which delivered androgen levels in the normal range.

Third Quarter Financial Detail

We believe that Testim sales growth in the third quarter of 2004 was primarily driven by several factors: growth in market share and new prescriptions; some early contribution of better formulary positions with managed care providers; improvements in and maturing of our sales and marketing organization and positioning of Testim’s attributes versus the category leader. While Testim market share expanded in the third quarter, the overall growth of the total androgen market slowed. Testim, our only marketed product, was launched in the United States in the first quarter of 2003.

Auxilium holds exclusive marketing and distribution rights for Testim in the United States, Mexico, and Japan and Testim is out-licensed to Bayer for Canada and Ipsen for the rest of the world.

For the third quarter ended September 30, 2004, the Company reported a net loss of $(7.5) million compared to a net loss of $(7.6) million incurred in the third quarter of 2003. For the nine months ended September 30, 2004, the Company’s net loss was $(21.6) million, compared to a net loss of $(20.4) million for the nine months ended September 30, 2003. For the third quarter ended September 30, 2004, the Company reported a net loss applicable to common stockholders of $(7.5) million compared to a net loss applicable to common stockholders of $(8.9) million incurred in the third quarter of 2003. For the nine months ended September 30, 2004, the Company’s net loss applicable to common stockholders was $(22.2) million, compared to a net loss of $(24.3) million for the nine months ended September 30, 2003. The Company reported on a GAAP basis basic and diluted net loss per share attributable to common stockholders of $(0.51) and $(3.95) for the third quarter and first nine months of 2004, respectively. Pro forma basic and diluted net losses per share were $(0.39) and $(1.33) for the third quarter and first nine months of 2004, respectively. These pro forma amounts assume the conversion of the Company’s outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2004, even though the actual conversion did not take place until the closing of the Company’s initial public offering on July 28, 2004. The GAAP basis basic and diluted net loss per share for the third quarter and first nine months of 2003 were $(17.99) and $(49.52), respectively.

The Company’s gross margin on net sales was 72.3% for the third quarter of 2004 and 70.3% for the first nine months of 2004, compared to 62.5% and 50.2% for the comparable periods in 2003. Gross margin reflects the cost of product sold as well as royalty payments made to licensors on the sales of Testim. Cost of sales for the third quarter and the first nine months of 2004 would have been $0.1 million and $0.4 million higher, respectively, and $0.1 million for each of the third quarter and first nine months of 2003, had purchases of a key raw material not been written-off as a research and development expense in 2002. Gross margin would have decreased by 2.0 percentage points for each of the third quarter and the first nine months of 2004 and 2.2 percentage points for each the third quarter and first nine months of 2003, respectively, if this key raw material had not been written-off in 2002.

Operating expenses, excluding cost of sales, totaled $12.7 million in the third quarter of 2004, compared to $9.0 million in the third quarter of 2003. The increase in operating expenses over the third quarter of 2003 is due to the expansion of clinical, regulatory and commercial activities to support the Company’s products and costs of being a publicly-traded company. For the nine months ended September 30, 2004, operating expenses, excluding cost of sales, totaled $34.9 million, compared to $23.8 million for the nine months ended September 30, 2003.

As of September 30, 2004, the Company had $50.9 million in cash and cash equivalents, compared to $20.9 million at June 30, 2004.

The Company will hold a conference call to discuss third quarter 2004 results tomorrow, November 3, at 10:00 a.m. EST. The conference call will be simultaneously Web cast on the Company’s website, and archived for future review.

About Auxilium

Auxilium Pharmaceuticals, Inc., founded in 1999, is a specialty pharmaceutical company that develops and markets products for urologic and sexual health. The Company markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its 100 person sales and marketing team. The Company is developing additional Testim line extensions in addition to a product in Phase II for treatment of Peyronie’s Disease as well as other products for urologic and sexual health. For additional information, visit www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the interpretation of clinical results, receipt of foreign regulatory approvals, development of Testim line extensions and product candidates for the treatment of Peyronie’s Disease, as well as other products for the urologic and sexual health, growth of the androgen market,

Testim sales and Testim market share, the effect of adding new executives on the Company’s infrastructure. All statements other than statements of historical facts contained in this release, including statements regarding the future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries. For a discussion of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Form S-1 Registration Statement and Form 10-Q for the quarterly period ended June 30, 2004, each of which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenues	$7,157	$2,893	$19,410	$4,515

Operating expenses:
Cost of goods sold	1,979	1,085	5,764	2,250
Research and development	4,899	1,893	12,083	5,287
Selling, general, and administrative	7,831	7,088	22,783	18,485

	14,709	10,066	40,630	26,022

Loss from operations	(7,552)	(7,173)	(21,220)	(21,507)
Interest income (expense), net	81	(394)	(381)	(622)
Other income	—	—	—	1,722

Net loss	(7,471)	(7,567)	(21,601)	(20,407)
Accretion of redeemable convertible preferred stock	(57)	(113)	(395)	(339)
Deemed dividend to warrant holders	—	—	(173)	—
Dividends accrued on redeemable convertible preferred stock	—	(1,204)	—	(3,573)

Net loss applicable to common stockholders	$(7,528)	$(8,884)	$(22,169)	$(24,319)

Basic and diluted net loss per common share	$(0.51)	$(17.99)	$(3.95)	$(49.52)

Weighted average common shares outstanding	14,856,088	493,836	5,609,911	491,074

			As of September 30, 2004	As of December 31, 2003
			(In thousands)
			(Unaudited)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents			$50,901	$28,446
Restricted cash			—	9,500
Working capital			48,429	25,364
Total assets			65,271	49,759
Other long-term liabilities			8,397	577
Total stockholders’ equity (deficit)			42,825	(65,804)

AUXILIUM PHARMACEUTICALS, INC.

Reconciliation of Basic and Diluted Net Loss Per Common Share to Pro Forma Basic and Diluted Net Loss Per Common Share

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30, 2004
	As Reported	Pro Forma Adjustments (1)	Pro Forma
Numerator:
Net loss	$(7,471)	$—	$(7,471)
Accretion of redeemable convertible preferred stock	(57)	57	—

Net loss applicable to common stockholders	(7,528)	57	(7,471)

Denominator:
Weighted-average common shares outstanding	14,925,789	4,278,668	19,204,457
Weighted-average unvested common shares subject to repurchase	(69,701)	—	(69,701)

Shares used in calculating net loss applicable to common stockholders per share	14,856,088	4,278,668	19,134,756

Basic and diluted net loss per common share	$(0.51)	$0.12	$(0.39)

	Nine Months Ended September 30, 2004
	As Reported	Pro Forma Adjustments (1)	Pro Forma
Numerator:
Net loss	$(21,601)	$—	$(21,601)
Accretion of redeemable convertible preferred stock	(395)	395	—
Deemed dividend to warrant holders	(173)	—	(173)

Net loss applicable to common stockholders	(22,169)	395	(21,774)

Denominator:
Weighted-average common shares outstanding	5,635,034	10,774,749	16,409,783
Weighted-average unvested common shares subject to repurchase	(25,123)	—	(25,123)

Shares used in calculating net loss applicable to common stockholders per share	5,609,911	10,774,749	16,384,660

Basic and diluted net loss per common share	$(3.95)	$2.62	$(1.33)

(1)	Pro forma adjustments assume the conversion of the Company’s redeemable convertible preferred stock immediately prior to January 1, 2004 and the removal of the related accretion to its redemption value.